UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2010

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As disclosed in previous periodic reports, in the second quarter of fiscal 2009, Synopsys, Inc. (the “Company”) reached a tentative settlement with the Examination Division of the Internal Revenue Service (the “IRS”) that would resolve a dispute between the Company and the IRS for fiscal years 2002 – 2004. The tentative settlement was subject to further review and approval by the Joint Committee on Taxation of the U.S. Congress. The Company was notified of such approval on January 4, 2010 and, accordingly, the tentative settlement with the IRS has become final.

In the fourth quarter of fiscal 2009, the Company made a prepayment of $19 million to the IRS to cover tax liabilities related to the settlement. The Company does not expect to make any additional material cash payments in connection with the settlement. This final settlement is expected to result in a decrease in the Company’s tax expense in accordance with U.S. generally accepted accounting principles (GAAP) for the first quarter of fiscal 2010 of approximately $85.0 million, most of which is due to the release of previously established tax liabilities related to the acquisition of Avant! Corporation in 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2010	SYNOPSYS, INC.

/s/ Brian E. Cabrera
Brian E. Cabrera Vice President, General Counsel and Corporate Secretary